Exhibit 99.1

FOR IMMEDIATE RELEASE

ASCENA RETAIL GROUP, INC. ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Mahwah, NJ: December 10, 2015 (BUSINESS WIRE) — The Ascena Retail Group, Inc. (NASDAQ: ASNA) today announced three changes to its Board of Directors. Klaus Eppler notified Ascena on December 10, 2015 of his decision to retire, effective following the Company’s 2015 Annual Meeting of Stockholders. The Company also announced the appointment of Carl (“Chuck”) Rubin and Steven L. Kirshenbaum to the Board of Directors.

Mr. Eppler has been a member of the Ascena Board of Directors since 1993. Elliot Jaffe, Non-Executive Chairman of the Ascena Board of Directors commented, “Klaus has been an outstanding Board member investing his time, talent and passion to ensure the success and growth of the business.” David Jaffe, President and CEO of the Ascena Retail Group, Inc., added, “Klaus has been an invaluable member of the Board and we thank him for his countless contributions. While Klaus will surely be missed, we are excited to welcome Chuck and Steve to the Board of Directors.”

Mr. Rubin currently serves as Chief Executive Officer and Chairman of the Board at The Michaels Companies, Inc. He joined Michaels in 2013 as its Chief Executive Officer and was appointed as Chairman of the Board in 2015. Prior to joining Michaels, Mr. Rubin served as President and Chief Executive Officer of Ulta Salon, Cosmetics & Fragrances, Inc. Mr. Rubin also previously served on the Executive Committee of the Board of Directors of The National Retail Federation from 2007 to 2010. Additionally, Chuck spent six years in senior leadership roles, including Partner, at Accenture Consulting where he advised clients and led engagements across retail formats and ecommerce business.

“Chuck has expansive industry experience. His extensive managerial and operational knowledge of the retail industry make him an excellent addition to the Board,” said David Jaffe.

Mr. Steven L. Kirshenbaum was also selected to join Ascena’s Board of Directors. Mr. Kirshenbaum is a senior partner in the Corporate Department of Proskauer Rose LLP, an international law firm with headquarters in New York City. Mr. Kirshenbaum primarily focuses on corporate, transactional, governance and securities practice areas for domestic and foreign companies.

“Throughout Ascena’s growth, Steve has been an integral partner. His extensive experience in mergers, acquisitions, compliance, securities and governance strengthen the Board’s collective qualifications and skills,” said David Jaffe.

Elliot Jaffe said, “The depth of talent and breadth of experience on our Board is very exciting. The additions of both Chuck and Steve round out what I would describe as a world-class Board of Directors.”

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. (NASDAQ: ASNA) is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women under the Ann Taylor, LOFT, Lou & Grey, Lane Bryant, Cacique, maurices, dressbarn, and Catherines brands, and for tween girls under the Justice brand. Ascena Retail Group, Inc. operates through its subsidiaries approximately 4,900 stores throughout the United States, Canada and Puerto Rico. For more information about ascena retail group, visit ascenaretail.com, AnnTaylor.com, LOFT.com, louandgrey.com, lanebryant.com, cacique.com, maurices.com, dressbarn.com, catherines.com, and shopjustice.com.

Contacts:

Investor Relations

(551) 777-6895

asc-ascenainvestorrelations@ascenaretail.com

ICR, Inc.

James Palczynski

Partner

(203) 682-8229

jp@icrinc.com